EXHIBIT 99.1

Essent Announces Upgraded Financial Strength Ratings from S&P Global Ratings to A-

HAMILTON, Bermuda, January 9, 2024 – Essent Group Ltd. (NYSE: ESNT) (“Essent”) today announced that S&P Global Ratings (“S&P”) has raised its long-term insurer financial strength and issuer credit ratings on its wholly owned subsidiaries, Essent Guaranty, Inc. (“Essent Guaranty”) and Essent Reinsurance Ltd. (“Essent Re”) to ‘A-’ from ‘BBB+’, with a stable outlook.

S&P’s rationale in support of the ratings upgrade includes an improved view of Essent’s capital adequacy resulting from the implementation of S&P’s revised capital adequacy methodology, its expectation of Essent’s ability to generate solid underwriting earnings that should be capital accretive, and Essent’s mortgage insurance portfolio with strong underwriting quality, significant home equity cushion, and substantial reinsurance protection.

“We are very pleased with the S&P ratings upgrade and reaching another milestone of A- or higher financial strength ratings by all rating agencies for both Essent Guaranty and Essent Re,” said Mark Casale, Chairman and Chief Executive Officer. “The upgrade reflects our strong balance sheet and profitability, and the benefits of transformative changes to our business, including post-GFC regulatory guardrails, increased use of risk-based pricing engine and programmatic reinsurance, which have made Essent a stronger and more sustainable franchise.”

About the Company

Essent Group Ltd. (NYSE: ESNT) is a Bermuda-based holding company (collectively with its subsidiaries, “Essent”) which serves the housing finance industry by offering private mortgage insurance, reinsurance, risk management products and title insurance and settlement services to mortgage lenders, borrowers, and investors to support homeownership. Additional information regarding Essent may be found at www.essentgroup.com.